Exhibit 99.1

ATI and Boeing Extend and Expand Their Long-Term Titanium Products Supply Agreement

PITTSBURGH--(BUSINESS WIRE)--October 16, 2013--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it has extended its long-term titanium products supply agreement with The Boeing Company (NYSE: BA). The extension agreement covers value-added titanium mill products and provides opportunity for greater use of ATI's next-generation and advanced titanium alloys in both long product and flat-rolled product forms.

“We are pleased to extend and expand our titanium products supply agreement with Boeing,” said Rich Harshman, Chairman, President and Chief Executive Officer. “The new agreement enhances and solidifies our strategic relationship with The Boeing Company and recognizes the ongoing requirement to provide enabling technology, increased value-added titanium products, and supply chain efficiency.

“Through this expanded and extended agreement, ATI is well-positioned to participate in Boeing’s significant growth into the next decade. ATI’s strategic investments, acquisitions, and new product development provide the capacity and unique capability to produce titanium products from raw material (titanium sponge) to value-added mill products, including next-generation and advanced titanium alloys in both long product and flat-rolled product forms.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.6 billion for the twelve months ending June 30, 2013. ATI has approximately 10,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, construction and mining, and machine and cutting tools. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, engineered forgings and castings, zirconium, hafnium, and niobium alloys, grain-oriented electrical steel, stainless and specialty steels, and tungsten materials. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATImetals.com